Exhibit 99.1







October 22, 2001




Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We have reviewed the letter from KPMG dated October 22, 2001 in response to our 8-K filed on October 5, 2001 and offer the following comments.

As specifically referenced in item (v) of KPMG's letter dated October 22, 2001, our discussions with KPMG related only to contracts sold during the period of August 2000 through December 2000. We believe we did not have a disagreement with KPMG on these matters but did have extensive discussions to obtain clarification on the application of the then recently issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements and the related interpretations of that staff accounting bulletin.

In order to improve the Company's products and services, we substantially changed the deliverables of our products and services and the form and content of our contracts effective January 1, 2001. In connection with these revisions, the Company no longer offers multiple deliverable services on its primary products.

These discussions with KPMG on revenue recognition pursuant to SAB 101 had no bearing on the Company's decision to terminate KPMG.

Respectfully yours,

/s/ John J. Grace
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John J. Grace
Chief Financial Officer